Exhibit 5.6

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 15th day of September, 2006.

AMONG:

PURE BIOFUELS CORP., a corporation organized and existing under the laws of the sate of Nevada and having an office at Calle Los Euchariz 150 Opto 201, Monterrico, Surco, Lima Peru 33

(the "Company")

OF THE FIRST PART

AND:

MIZ 1 CONSULTING, a non-incorporated corporate entity having a business office at #204 - 1535 Nelson Street, Vancouver, British Columbia, Canada V6G 1M2

(the "Consultant")

OF THE SECOND PART

AND:

KEVIN MIZUNO, of #204 - 1535 Nelson Street, Vancouver, British Columbia, Canada V6G 1M2

(the "Contractor")

OF THE THIRD PART

WHEREAS:

A.         The Company wishes to retain the Consultant to assist with its investor relations and the Consultant has agreed to assist with the investor relations of the Company in accordance with the terms of this agreement (the "Agreement").

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree each with the other as follows:

1.          APPOINTMENT AND AUTHORITY OF CONSULTANT

1.1       Appointment of Consultant.  The Company hereby appoints the Consultant to perform certain services for the benefit of the Company as hereinafter set forth.  The Consultant accepts such appointment on the terms and conditions herein set forth.

The Contractor will be assigned by the Consultant to provide the services to the Company.  The services shall not be provided by any other employee or agent of the Consultant other than the Contractor, unless the Company has approved such other person in writing and in advance.

1.2        Not An Agent.  The Consultant and Contractor shall not have authority to act as agent of the Company, and the Consultant and Contractor shall not represent themselves as acting as an agent of the Company.  Without limiting the foregoing, the Consultant and Contractor shall have no authority to enter into any commitment, contractual or other agreement, binding upon, or pledge the credit of, the Company, nor shall the Consultant and Contractor have any authority to negotiate any such agreement except as the Board of Directors of the Company may expressly agree in writing.

1.3       Independent Contractor.  In performing its services hereunder, the Consultant and Contractor shall be independent contractors and not employees or agents of the Company.  Nothing in this Agreement shall be deemed to require the Consultant and Contractor to provide their services exclusively to the Company and the Consultant and Contractor hereby acknowledge that the Company is not required and shall not be required to make any remittances and payments required of the employers by statute on the Consultant's behalf and the Consultant or any of its agents or employees shall not be entitled to the fringe benefits provided by the Company to its employees.

1.4       Authority of Consultant.  Subject to section 1.1 of this Agreement the Company hereby authorizes the Consultant and Contractor to do all acts and things as the Consultant and Contractor may in their discretion deem necessary or desirable to enable the Consultant and Contractor to carry out their duties.  The Contractor shall report directly to the Chief Executive Officer or such other senior officer of the Company as shall be designated by the Chief Executive Officer of the Company.

2.         DUTIES AND RESPONSIBILITIES

2.1        Services.  The Contractor agrees to provide the following services to the Company:

(a)        assist with the investor relations of the Company pursuant to the terms and conditions of this Agreement;

(b)        implement or cause to be implemented decisions of the Company at the instruction of the Company;

(c)        at all times, be subject to the direction of the Company and shall keep the Company informed as to all matters concerning its activities including a copy of any materials to be distributed prior to their use; and

(d)        meet the performance standards that may be reasonably prescribed by the Company from time to time.

2.2       Contractor's Activities.  The Contractor shall:

(a)        conform to all lawful instructions and directions from time to time given to him by the Chief Executive Officer and Board of Directors of the Company;

(b)        devote sufficient time and attention to the business and affairs of the Company as is required to fulfill its obligations hereunder;

(c)        provide detailed objectives, budget and action plan, at the request of the Company;

(d)        set objectives for and monitor any investor relations campaigns recommended by and paid for by the Company and provide monthly reports to the Company for investor relations activities;

(e)        assist with co-ordinating and disseminating news and information of the Company to the public and to the shareholders of the Company;

(f)         initiate and maintain contact with brokers and brokerage houses to provide them with the news of the Company;

(g)        travel to and attend trade shows to promote the interests of the Company and the Company's business with the prior approval of the CEO of the Company;

(h)        serve as a non-exclusive spokesperson for the Company to the investment community;

(i)         foster a positive reputation of the Company and its securities in the market place;

(j)         notify the Company of any major inquiry, complaint or request made by the general public or any regulatory authority and deliver to the Company copies of any supporting papers received in connection with such inquiry, complaint or request;

(k)        perform any other services or functions reasonably required by the Company and within the general scope of the Contractor's duties as set forth in this Agreement and otherwise operate and manage investor relations for the Company in accordance with and as limited by this Agreement and applicable laws and regulatory requirements;

(l)         perform all other functions relating to investor relation activities of the Company as may be customary and usual for a company of the size and nature of the Company, in accordance with and as limited by this Agreement;

(m)       well and faithfully serve the Company and use its best efforts to promote the interests of the Company; and

(n)        refrain from acting in any manner contrary to the best interests of the Company or contrary to applicable laws and regulatory requirements,

provided that at all times the Contractor shall comply with regulatory requirements and guidelines respecting the conduct of its activities.  In particular, the Contractor will, to the best of his ability, assume responsibility to ensure that:

(o)        no promotional activities that extend beyond providing factual information and into the area of analyzing that information or providing opinions as to future performance of the Company or its securities will be conducted; and

(p)        promotional activities associated with financing will not include any  unusual effort to prepare the market or create a demand for the security.

2.3        Dissemination of Information.  The Contractor shall not disseminate or spread false or misleading information relating to the Company to any person. The Contractor shall disseminate only news and information which is specifically authorized in writing by the Company. No act or omission by the Company shall act to waive the requirements of this section 2.3.

2.4       Impossibility of Performance.  If the performance of any duty of the Contractor set forth in this Agreement is beyond the reasonable control of the Contractor, the Contractor shall nonetheless be obliged to use reasonably commercial efforts to perform such duty and to notify the Company if the performance of such duty is beyond its reasonable control.

3.         COMPENSATION

3.1       Compensation of the Consultant.  For services rendered by the Consultant and Contractor pursuant to this Agreement the Company will pay the Consultant as follows:

(a)        Consulting fees of US$3,000 per month for the term of this Agreement, payable in arrears on the last business day of each calendar month commencing September 15, 2006.

(b)        A one time signing bonus cash payment of US$7,500, payable upon the day this Agreement is duly executed by all parties.

After every calendar month, the Consultant and Contractor will provide the Company with a detailed invoice, itemizing the daily activities that were performed and the time incurred.  Within five (5) business days of receiving the Consultant's monthly invoices, the Company will pay the Consultant the amount indicated on the invoice.  If the Company disagrees with the amounts or descriptions indicated on the invoice, the Company will ask the Consultant to justify the amounts or descriptions.  Payment will not be made until the Consultant has made the justifications.

3.2        Government Payments.  The Consultant shall be responsible for the payment of its income taxes as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant.  The Consultant agrees to promptly pay all income taxes and related payments to the remuneration and benefits received in connection with this Agreement and to save harmless the Company and its Officers and Directors in connection with this undertaking.

3.3       Consultant's Expenses.  The Company shall reimburse the Consultant for all reasonable travel, entertainment and other expenses incurred by the Consultant and Contractor in connection with the Contractor's duties hereunder which are approved in writing by the Company in advance of being incurred in accordance with the policies and procedures of the Company as in force from time to time.  All such payments and reimbursements shall be made promptly upon submission by the Consultant of vouchers, bills, or receipts for such expenses and disbursements.

3.4        Access to Company Information.  The Company shall make available to the Contractor such information and data and shall permit the Contractor to have access to such documents or premises as are reasonably necessary to enable it to perform the services provided for under this Agreement, excluding undisclosed information.

4.         CONSULTANT'S ADDITIONAL REPRESENTATIONS

4.1        Ability.  The Consultant and Contractor have the ability and experience necessary to carry out their obligations under this Agreement.

4.2       Compliance.  The Consultant and Contractor will comply with all applicable corporate and securities laws and regulations of the provinces of Canada and federal laws applicable therein, and all policies, rules and requirements of the British Columbia Securities Commission and the applicable regulatory authorities.

4.3       Act in Good Faith.  The Consultant and Contractor will act at all times in the best interests of the Company, use their best efforts to advance the interests of the Company, and shall faithfully, industriously, and to the best of its abilities, perform the responsibilities and duties described in this Agreement in a timely and efficient manner.

4.4       No Proceedings.  The Consultant and Contractor have not been subject to any sanctions or administrative proceedings by any securities regulatory authority.

5.         TERM, RENEWAL AND TERMINATION

5.1       Term.  The engagement of the Consultant by the Company shall commence on September 15, 2006 and shall remain in force, subject to early termination as provided herein, for a term of 3 years, until September 30, 2009.

5.2       Renewal.  This Agreement and the provisions of section 1.1 above may be renewed for one or more additional one-year term, at the election of the Company.

5.3       Termination.  This Agreement may be terminated:

(a)        immediately by the Company upon default or breach by the Contractor of the terms of this Agreement, in which case the Company shall give written notice to the Contractor specifying the nature of such default. For the purposes of this Agreement, a default by the Contractor shall be defined as the occurrence of anyone or more of the following:

(i)         the Contractor fails to perform any of its services in the number or within the time required herein or commits or permits a breach of or default of any of its duties or obligations hereunder, commits a material breach of a provision of this Agreement; is unable or unwilling to perform the duties under this Agreement; commits fraud or serious neglect or misconduct in the discharge of its duties hereunder, or if notified of a default and given time to remedy or cure the default by the Company, the Contractor fails to fully cure or remedy such failure, breach or default; or

(ii)        the Company, acting reasonably, determines that the Contractor is acting or is likely to act in a manner detrimental to the Company or has violated or is likely to violate the confidentiality of any information relating to the Company;

(b)        at any time, and without need to show any breach under this Agreement, by notice in writing given by the Company to the Consultant by providing four (4) weeks written notice;

(c)        at any time, by providing four (4) weeks notice in writing given by the Consultant to the Company;

(d)        immediately by the Company in the event of total physical and mental incapacity of the Contractor to perform the services hereunder, at any time, by written notice from the Company to the Consultant; and

(e)        if the Contractor fails to make himself available to provide the services as contemplated hereunder or fails to demonstrate due diligence in the carrying out of the services then the Company, on having given two (2) weeks prior written notice to cure a default, may, if that default is not cured within that two (2) week period, terminate the Agreement.

Forthwith upon any notice being given as set out above, or upon the death of the Contractor as the case may be, this Agreement and the engagement of the Consultant hereunder shall be wholly and effectively terminated.

5.4       Automatic Termination.  If during the term of this Agreement, the shares of the Company are cease traded or halted by regulatory authorities for a period of more than 30 days, this Agreement will automatically terminate without liability to either party, subject to the option of the Company to continue this Agreement.

6.        CONFIDENTIALITY

6.1       Ownership of Work Product.  All reports, documents, concepts, products and processes together with any marketing schemes, business and sales contracts, and any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Contractor, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Contractor in the performance of its obligations hereunder (collectively, the "Work Product") shall belong exclusively to the Company which shall be entitled, exclusively, to all right, interest, profits or benefits in respect thereof.  No copies, summaries or other reproductions of any Work Product shall be made by the Contractor without the express permission in writing of the Company.

6.2       Confidentiality.  Except as authorized or required by its duties, the Contractor shall not reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings, or any information concerning the organization, business, finances, transactions or other affairs of the Company of which he becomes aware during the term of this Agreement. The Contractor shall keep secret all confidential information entrusted to it and shall not use or attempt to use this information in any manner which might injure or cause loss, either directly or indirectly, to the Company's business, except in response to a lawfully issued subpoena, court order or other lawful request by any regulatory agency or government authority having supervisory authority over the business of the Company.  This restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information which may come into the public domain, other than as a result of disclosure by the Contractor.

The Contractor agrees that if any confidential information is requested by subpoena or court, governmental or regulatory order, he will notify the Company as soon as practicable and if requested by the Company, he will undertake his best efforts to assist the Company in obtaining a confidentiality order from the court or governmental or regulatory agency requesting such information.  The Contractor shall comply with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information.

6.3       Standard of Conduct.  The Consultant and Contractor covenant and agree with the Company that the Consultant and Contractor will not engage in any activities which would bring the Company's reputation into disrepute.

6.4       No Disparaging Remarks.  The Consultant, Contractor and the Company (to the extent practicable) agree that they will not (except as required by law) directly or indirectly make any statements or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize the other (or any of their respective affiliates or associates), provided that it will not be a violation of this section 6.4 for either Consultant, Contractor or the Company to make truthful statements in a court proceeding or to a governmental agency.

6.5       Fiduciary Obligations.  Without limiting the generality of the foregoing, during the term of this Agreement, the Contractor shall not act in any manner contrary to the terms of this Agreement, or contrary to the best interests of the Company.

7.         INDEPENDENT LEGAL ADVICE

7.1       Independent Legal Advice.  The Consultant and Contractor acknowledge and agree that the Company urges the Consultant and Contractor, and the Consultant and Contractor have had, the opportunity to obtain independent legal advice prior to the execution and delivery of this Agreement, and in the event that the Consultant and Contractor did not avail themselves of that opportunity prior to signing this Agreement, the Consultant and Contractor did so voluntarily and without any undue pressure or influence and agrees that any failure to obtain independent legal, accounting, investment or tax advice shall not be used as a defence to the enforcement of the Consultant and Contractor's obligations under this Agreement.

8.         MISCELLANEOUS

8.1        Waiver and Consents.  No consent, approval or waiver, express or implied, by either party hereto, to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party. The failure of a party to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other shall not be construed to waive or limit the need for such consent or approval in any other instance.

8.2       Enurement.  This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective heirs and successors.

8.3       Authority.  The Consultant has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto, and it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation, and all necessary approvals by its directors, shareholders and others have been given to authorize the execution of this Agreement on behalf of the Consultant.  This Agreement has been duly executed and delivered by the Consultant and constitutes a legal, valid and binding obligation of the Consultant enforceable against the Consultant.  The Consultant acknowledges and agrees that it is responsible for ensuring compliance by its directors, officers, employees and contractors with the terms and conditions of this Agreement.

8.4       Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof.

8.5      Severability.  Each provision of this Agreement is intended to be severable; if any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

8.6       Governing Law.  This Agreement shall be governed by the laws of the Province of British Columbia.

8.7       No Assignment Permitted.  All of the rights, benefits, duties, liabilities and obligation of the parties hereto shall enure to the benefit of and be binding upon the respective successors of the parties provided that in no circumstance is this Agreement assignable by either party hereto.

8.8       Further Assurances.  From time to time after the execution of this Agreement, the parties will make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

8.9      Headings.  The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or governs the rights or liabilities of the parties hereto.

8.10     Notices.  Any notice or other document required to be given hereunder by any party shall be in writing and deemed to have been well and sufficiently given if mailed by prepaid registered mail or facsimile transmission to, or delivered at, the address of the other party set forth at the beginning of this Agreement or at such other address as the other party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, three (3) days after the time of mailing, or if sent by facsimile transmission one (1) business day after the time of facsimile transmission, and if delivered, upon the date of delivery.  If normal mail or facsimile transmission service is or are interrupted by strike, slow-down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.  Notice will be deemed given when received or if delivery is refused on the date delivery is so refused.

8.11     Time of the Essence.  Time is of the essence of this Agreement.

8.12    Counterparts.  This Agreement may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.  Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PURE BIOFUELS CORP.

per:	/s/ Luis Goyzueta
Luis Goyzueta, CEO

WITNESS:	) ) ) ) ) ) )	MIZ 1 CONSULTING
/s/ David Clifton
Signature
		per:	/s/ Kevin Mizuno
Print Name			Kevin Mizuno, Principal
WITNESS:	) ) ) ) ) ) )
/s/ David Clifton
Signature
/s/ Kevin Mizuno
Print Name		KEVIN MIZUNO